Exhibit 99.1

October 6, 2009

GM Statement on Delphi’s Emergence from Bankruptcy and the

Closing of the Components and Steering Transactions

GM is pleased to close its transactions with Delphi and the Delphi debtor-in-possession (DIP) lenders, resulting in Delphi’s emergence from bankruptcy.

Under the agreement, which was announced in July, GM and the Delphi DIP lenders formed a new company which acquired substantially all of Delphi’s assets, other than the assets GM acquired directly. GM and the Delphi DIP lenders have both provided capital investment and back-up financing to the new company.

“We’re pleased to see a final resolution to the bankruptcy and wish the newly emerged Delphi success,” said GM President and CEO Fritz Henderson. “The closing transactions allow Delphi to effectively serve its customers by focusing on its core business. The agreements also enable GM to access essential components and steering technologies.”

GM created two new, wholly owned subsidiaries under the agreement – GM Components Holdings LLC, and Steering Solutions Services Corporation. GM Components Holdings LLC includes four former Delphi component manufacturing facilities in Kokomo, Indiana; Rochester, New York; Lockport, New York; and Grand Rapids, Michigan. Steering Solutions Services Corporation includes all of Delphi’s Saginaw steering operations and most of the steering manufacturing operations and engineering centers in Europe, Mexico, South America and Asia.

While final overseas approvals are still pending, the parties have been able to complete the transactions for the two subsidiaries, which provide GM with critical parts and technologies that are necessary to build its cars and trucks. In addition, the subsidiaries also have more than 60 non-GM customers in the automotive, motorcycle and heavy equipment industries. The new subsidiaries will provide all customers with reliable supplies and protect their intellectual property.

About General Motors: General Motors Company, one of the world’s largest automakers, traces its roots back to 1908. With its global headquarters in Detroit, GM employs 219,000 people in every major region of the world and does business in some 140 countries. GM and its strategic partners produce cars and trucks in 34 countries, and sell and service these vehicles through the following brands: Buick, Cadillac, Chevrolet, GMC, GM Daewoo, Holden, Opel, Vauxhall and Wuling. GM’s largest national market is the United States, followed by China, Brazil, the United Kingdom, Canada, Russia and Germany. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. General Motors Company acquired operations from General Motors Corporation on July 10, 2009, and references to prior periods in this and other press materials refer to operations of the old General Motors Corporation. More information on the new General Motors Company can be found at www.gm.com.

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Contacts:

Brenda Rios

(313) 665-3165 (office)

(313) 268-4710 (cell)

Brenda.rios@gm.com

Reneé Rashid-Merem

313-665-3128 (office)

313-701-8560 (cell)

renee.rashid-merem@gm.com